Exhibit 99.1

PERMIAN RESOURCES OPERATING, LLC

Redemption Notice

for

3.25% Exchangeable Senior Notes due 2028

(CUSIP No. 15136A AA0)1

August 28, 2025

Reference is made to that certain indenture (the “Base Indenture”), dated as of March 19, 2021, between Permian Resources Operating, LLC (formerly known as Centennial Resource Production, LLC), a Delaware limited liability company (the “Company”), and UMB Bank, N.A., as trustee (the “Trustee”), as supplemented by that certain first supplemental indenture (the “First Supplemental Indenture”), dated as of March 19, 2021, among the Company, Permian Resources Corporation (formerly known as Centennial Resource Development, Inc.), a Delaware corporation (the “Parent Guarantor”), the Subsidiary Guarantors named therein, and the Trustee, relating to the Company’s 3.25% Exchangeable Senior Notes due 2028 (the “Notes”), that certain second supplemental indenture (the “Second Supplemental Indenture”), dated as of September 1, 2022, among the Company, the Existing Guarantors named therein, the New Subsidiary Guarantors named therein, and the Trustee, that certain third supplemental indenture (the “Third Supplemental Indenture”), dated as of September 5, 2023, among the Company, the Existing Guarantors named therein, the New Subsidiary Guarantor named therein, and the Trustee and that certain fourth supplemental indenture (the “Fourth Supplemental Indenture,” and the Base Indenture, as supplemented by the First Supplemental Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture and the Fourth Supplemental Indenture, as the same may be further amended from time to time with respect to the Notes, the “Indenture”), dated as of November 1, 2023, among the Company, the Existing Guarantors named therein, the Additional Subsidiary Guarantors named therein, and the Trustee. Capitalized terms used in this Notice without definition have the respective meanings given to them in the Indenture.

Pursuant to Section 4.03 of the First Supplemental Indenture, the Notes are redeemable, in whole on or after April 7, 2025 and on or before the 40th Scheduled Trading Day immediately before the Maturity Date for cash at the Redemption Price if the Last Reported Sale Price per share of Common Stock exceeds 130% of the Exchange Price on (x) each of at least 20 Trading Days (whether or not consecutive) during the 30 consecutive Trading Days ending on, and including, the Trading Day immediately before the date the Company sends the related Redemption Notice; and (y) the Trading Day immediately before the date the Company sends the related Redemption Notice. In accordance with Section 4.03 of the First Supplemental Indenture, the Company elects to call for redemption (the “Redemption”) all outstanding Notes and designates September 12, 2025 as the Redemption Date for the Redemption.

[1]	No representation is being made with respect to the correctness of the CUSIP number contained in this Redemption Notice or appearing on the certificate(s) representing the Notes.

On the Redemption Date, all then-outstanding Notes that are called for Redemption will be repurchased for cash at the Redemption Price. However, a Note that is called for Redemption will not be so repurchased if it is Exchanged with an Exchange Date occurring before the Redemption Date. Payment of the Redemption Price will be made through the facilities of the Depository Trust Company.

The Redemption Price for any Note called for Redemption is an amount in cash equal to the principal amount of such Note plus accrued and unpaid interest on such Note to, but excluding, the Redemption Date, which equates to a Redemption Price of approximately $1,014.53 per $1,000 principal amount of any Note called for Redemption.

Notes called for Redemption may be Exchanged at any time before the Close of Business on the second Business Day immediately before the Redemption Date (or, if the Company fails to pay the Redemption Price due on such Redemption Date in full, at any time until such time as the Company pays such Redemption Price in full). As of the date of this Redemption Notice, the Exchange Rate of the Notes is 176.6910 shares of Common Stock per $1,000 principal amount of Notes. However, the sending of this Redemption Notice constitutes a Make-Whole Fundamental Change with respect to the Notes called for Redemption, and, pursuant to Section 5.07 of the First Supplemental Indenture, the Exchange Rate applicable to Notes called for Redemption that are Exchanged with an Exchange Date occurring during the period (the “Redemption Exchange Period”) beginning on, and including, the date of this Redemption Date and ending on, and including, the second Business Day immediately before the Redemption Date will be increased to 179.9208 shares of Common Stock per $1,000 principal amount of Notes. The Settlement Method that will apply to all Exchanges of Notes with an Exchange Date that occurs during the Redemption Exchange Period will be Physical Settlement.

TO TIMELY ELECT TO EXCHANGE ANY NOTES CALLED FOR REDEMPTION, SUCH NOTES MUST BE SUBMITTED FOR EXCHANGE IN COMPLIANCE WITH THE APPLICABLE RULES AND PROCEDURES OF DTC NO LATER THAN 5:00 P.M., NEW YORK CITY TIME, ON SEPTEMBER 10, 2025. AFTER SUCH TIME, THE RIGHT TO EXCHANGE ANY NOTES CALLED FOR REDEMPTION WILL TERMINATE.

The Trustee is acting as Paying Agent and Exchange Agent under the Indenture, and the Trustee’s address is UMB Bank, N.A., 555 San Felipe Street, Suite 810, Houston, Texas 77056, Attention: Corporate Trust Department.

Each Holder should consult its counsel, accountant and other advisors for legal, tax, business, financial and related advice regarding the Redemption or any Exchange of such Holders’ Notes.

The Paying Agent will be entitled to withhold such amounts as are required to be withheld under applicable law from any payment that is made upon Redemption of any Note, including (i) U.S. backup withholding if the Holder is a United States person for U.S. federal income tax purposes and does not provide to the Paying Agent a correct taxpayer identification number (generally a person’s social security or federal employer identification number) and certain other information on a properly completed and executed Internal Revenue Service (“IRS”) Form W-9 stating that the Holder is not subject to backup withholding and that the Holder is a United States person, or does not establish another basis for exemption from backup withholding and (ii) U.S. federal withholding on payments attributable to accrued and unpaid interest if the Holder is not a United States person for U.S. federal income tax purposes and the Holder does not provide a properly completed and executed IRS Form W-8BEN, IRS Form W-8BEN-E, IRS Form W-8IMY (and all required attachments) or other applicable IRS Form W-8, attesting to that non-U.S. Holder’s foreign status and certain other information, including information establishing an exemption from withholding from such payments attributable to accrued and unpaid interest, including under Sections 1471 through 1474 of the Internal Revenue Code of 1986, as amended. To the extent any such amounts are withheld and remitted to the appropriate taxing authority, such amounts will be treated for all purposes as having been paid to the Holder to whom such amounts otherwise would have been paid.

The Parent Guarantor has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the issuance of any shares of Common Stock upon exchange of the Notes. Before you decide to submit any Notes for exchange, if at all, you should read the prospectus in that registration statement and other documents the Parent Guarantor has filed with the SEC for more complete information about the Parent Guarantor and the Common Stock. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Parent Guarantor will arrange to send you the prospectus if you request it by calling toll-free (432) 695-4222.

Sincerely,

PERMIAN RESOURCES OPERATING, LLC

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